Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

POLAR POWER, INC. a California corporation

WITH AND INTO

POLAR POWER, INC. a Delaware corporation

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), POLAR POWER, INC. (the “Corporation”), a California corporation, does hereby certify to the following information relating to the merger (the “Merger”) of the Corporation with and into POLAR POWER, INC., a Delaware corporation (the “Subsidiary”), with the Subsidiary remaining as the surviving corporation:

1.          The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

2.          The Board of Directors of the Corporation, by resolutions duly adopted at a meeting held on December 6, 2016 and attached hereto as Exhibit A, determined to merge the Corporation with and into the Subsidiary pursuant to Section 253 of the DGCL. Holders of a majority of the outstanding shares of each class of capital stock of the Corporation approved the Merger by written consent on December 6, 2016 in accordance with the laws of the State of California.

3.          The Subsidiary shall be the surviving corporation of the Merger.

4.          The Certificate of Incorporation of the Subsidiary, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation.

5.          The Certificate of Ownership and Merger and the Merger shall become effective upon the filing of such Certificate of Ownership and Merger with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer, the 6th day of December, 2016.

POLAR POWER, INC.,
a California corporation

By:	/s/ Arthur D. Sams
Name: Arthur D. Sams
Title: Chairman of the Board, President, Chief
Executive Officer and Secretary

EXHIBIT A

BOARD RESOLUTIONS

APPROVAL OF MERGER

WHEREAS, Polar Power, Inc., a California corporation, (the “Corporation”), owns all of the issued and outstanding shares of each class of capital stock of Polar Power, Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, it is deemed advisable and in the best interest of the Corporation to enter into that certain Agreement and Plan of Merger by and between the Corporation and Subsidiary, substantially in the form presented to the undersigned (“Agreement of Merger”), pursuant to which the Corporation shall be merged with and into the Subsidiary, with the Subsidiary as the surviving corporation (the “Merger”).

NOW, THEREFORE, BE IT:

RESOLVED, that the form, terms and provisions of the Agreement of Merger be, and hereby are, determined to be fair, advisable and in the best interest of the Corporation and its shareholders, and that the Agreement of Merger be, and hereby is, adopted and approved;

RESOLVED FURTHER, that the Corporation be, and hereby is, authorized and empowered to perform all of its obligations under the Agreement of Merger, including but not limited to, the consummation of the Merger;

RESOLVED FURTHER that the Corporation be merged with and into the Subsidiary pursuant to the Agreement of Merger and Section 253 of the Delaware General Corporation Law (the “Merger”), so that the separate existence of the Corporation shall cease as soon as the Merger shall become effective, and the Subsidiary shall continue as the surviving corporation (the “Surviving Corporation”);

RESOLVED FURTHER, that holders of the common stock of the Corporation, par value $0.0001 per share (the “Corporation Common Stock”), upon surrender of any certificates therefor, shall receive an equivalent number of shares of the common stock of the Surviving Corporation, par value $0.0001;

RESOLVED FURTHER, that the Certificate of Incorporation of the Subsidiary, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the Surviving Corporation;

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RESOLVED FURTHER, that any officer of the Corporation (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized to execute and deliver the Agreement of Merger, and the other documents contemplated therein in the name and on behalf of the Corporation with such additions, deletions or changes therein (including, without limitation, any additions, deletions or changes to any schedules or exhibits thereto) as the Authorized Officer executing the same shall approve (the execution and delivery thereof by any such Authorized Officer to be conclusive evidence of his approval of any such additions, deletions or changes);

RESOLVED FURTHER, that each Authorized Officer be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing;

RESOLVED FURTHER, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver, and file all such further agreements, certificates, instruments, and documents, in the name and on behalf of the Corporation, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable, or appropriate to consummate, effectuate, carry out, or further the transactions contemplated by and the intent and purposes of the foregoing resolutions;

RESOLVED FURTHER, that any and all actions by, on behalf of and in the name of the Corporation for the purposes of the foregoing resolutions, taken prior to the adoption of these resolutions be, and they hereby are ratified, confirmed and approved in all respects and for all purposes; and

RESOLVED FURTHER, that this consent may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this consent may be executed by one or more of the Board and the Majority Shareholder, and an executed copy of this consent may be delivered by one or more of the Board or the Majority Shareholder by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such Board member and Majority Shareholder can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes as of the date hereof. At the request of the Corporation, all of the members of the Board and the Majority Shareholder agree to execute an original of this consent as well as any facsimile, telecopy or other reproduction hereof.

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